Exhibit 99.1

     NEWS

FOR RELEASE: Jan. 5, 2004

CHARTER NAMES MICHAEL P. HUSEBY
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

     ST. LOUIS — The appointment of Michael P. Huseby to Executive Vice President and Chief Financial Officer for Charter Communications, Inc. (Nasdaq:CHTR) was announced today by Carl Vogel, President and Chief Executive Officer. Reporting to Mr. Vogel, Mr. Huseby will have overall responsibility for all accounting matters, financial reporting, financial planning and analysis, and information technology.

     Mr. Huseby was Executive Vice President of Finance and Administration, and Chief Financial Officer of AT&T Broadband from 1999 until its merger with Comcast in 2002. He served as a member of the merger transition team and consulted with Comcast during 2003. He is currently President and founder of MPH Associates, Inc., a privately-held management and information technology firm providing consulting services to broadband industry clients. For ten years prior to joining AT&T, Mr. Huseby was a partner in the professional services firm of Andersen Worldwide, where he had global responsibility for Andersen’s cable television practice, and more than twenty-three years of experience serving clients in the communications and other industries. In addition to extensive national and international industry experience with cable television, telephone and other communications companies, Mr. Huseby also has significant, relevant experience in the areas of mergers and acquisitions, strategic planning, business process and profitability improvement, information systems, and complex financial reporting and accounting matters.

     A native of Chicago, Mr. Huseby graduated from the University of Colorado at Boulder with a degree in business administration. He has remained involved with his alma mater as a member of the Leeds Business School Advisory Board, and chairs its Budget and Finance Committee. He also currently serves on the boards of Volunteers of America and the Colorado Sports Hall of Fame.

     In making the announcement of Mr. Huseby’s appointment, Mr. Vogel said, “I have known Mike for over 20 years and have had the great pleasure to work with him on many occasions in the past and look forward to his contributions to Charter in the future. Mike is a seasoned professional with an impressive record in finance, accounting, information technology, business processes, and organizational dynamics. He has excellent relationships in the industry and financial community, and will work well together with our existing team towards the goal of continuing to improve Charter’s performance and leadership. Mike also has extensive operational experience, and will be an excellent resource for the entire company as we continue to improve our performance in critical support functions.”

About Charter Communications

     Charter Communications, A Wired World Company™, is the nation’s third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital® and Charter High-Speed Internet Service®. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks® brand. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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CONTACT:
Dave Mack
303/323-1392
dmack@chartercom.com